EXHIBIT 99.2

AMERICAN EAGLE
OUTFITTERS

Hires Michele Donnan Martin and Charles Martin
to Lead Design and Product Development for New Concept

Warrendale, PA, January 5, 2005 - American Eagle Outfitters, Inc. (NASDAQ:AEOS) today announced that Michele Donnan Martin and Charles Martin joined the company to lead product design and development of its new retail concept. Michele was named Chief Designer and General Merchandise Manager of Women's, and will be directly responsible for women's product design and merchandising. Charles was named Chief Designer of Men's, and will be responsible for men's product design. Michele and Charles will report to the company's President and Vice Chairman, Roger Markfield.

Michele and Charles join American Eagle with extensive merchandising and design talent and experience creating lifestyle brands. From 1992 through 1999, they held Executive roles at Abercrombie and Fitch, where they were instrumental in the successful launch and evolution of the brand. Michele was Vice President, GMM of women's and girls'. Charles held the position of Vice President of men's, boys' and new businesses. Prior to that, Michele held merchandising positions at J. Crew and Macy's. Previously, Charles created Ballard, a men's sportswear collection, and worked on the Allen Solly brand for Federated and Calvin Klein men's at Biderman Industries.

"I am absolutely delighted to have Michele and Charles leading product development for our new concept," said Roger Markfield. "They are a powerful team, with a proven track record of creating and evolving a strong lifestyle brand. I have tremendous regard for their talent, and am looking forward to their contributions to our exciting new growth opportunity."

American Eagle Outfitters' CEO, Jim O'Donnell, commented, "Pursuing our next concept is key to our long-term growth strategy, and our vision of being a dominant, multi-brand lifestyle retailer. We have created a unique concept that fits a real void in the current marketplace, and is complimentary to the American Eagle brand. I am extremely pleased to welcome Michele and Charles to our company, and know that together with Roger, we have a world-class creative team leading our new concept."

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 780 AE stores in 49 states, the District of Columbia and Puerto Rico, and 69 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding the launch and growth of our new retail concept. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risks associated with starting a new retail apparel brand, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857